Exhibit 15.1

Deloitte & Touche LLP

555 17th Street

Suite 3600

Denver, CO 80202

October 3, 2007

UAP Holding Corp.
7251 W. 4th Street
Greeley, CO

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of UAP Holding Corp. as of and for the periods ended August 26, 2007, and August 27, 2006, as indicated in our report dated October 3, 2007; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended August 26, 2007, is incorporated by reference in Registration Statement No. 333–133261 and No. 333–127064 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Deloitte & Touche LLP